JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the ordinary shares of UY Scuti Acquisition Corp. dated as of April 7,2025 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

FEIS EQUITIES LLC

By:/s/ Lawrence M. Feis

Managing Member LLC

LAWRENCE M. FEIS

By:/s/ Lawrence M. Feis

Date: April 7, 2025